Exhibit 12.1

ECOPETROL S.A.

Computation of Ratios of Earnings to Fixed Charges

The following table sets forth Ecopetrol’s consolidated ratio of earnings to fixed charges for the period ended December 31, 2008, 2007, 2006, 2005 and 2004 in accordance with Colombian Government Entity GAAP (expressed in millions of pesos).

	Consolidated
Period	December 2008	December 2007	December 2006	December 2005	December 2004
Pre-tax income before minority interest	16,011,204	7,065,304	4,891,142	4,288,330	2,916,390
Income from equity investees	(110,824)	-	(29,529)	-	-
Loss from equity investees	185,606	115	51	-	-
Dividends from unconsolidated subsidiaries	(39,472)	(25,387)	(36,093)	(29,525)	(41,245)
Pre-tax income before adjustments for minority interests and income (loss) from equity investees	16,046,514	7,040,032	4,825,571	4,258,805	2,875,145
Fixed Charges	46,896	23,523	25,668	26,074	29,088
Pre-tax income before adjustments for minority interests and income (loss) from equity investees plus fixed charges	16,093,410	7,063,555	4,851,239	4,284,879	2,904,233

Fixed Charges
Interest Expenses	19,376	1,021	6,994	6,737	14,686
Estimated interest within rental expense	27,520	22,502	18,674	19,337	14,402
Total Fixed Charges	46,896	23,523	25,668	26,074	29,088

Ratio of Earnings to fixed charges	343.17	300.28	189.00	164.34	99.84
Source: Ecopetrol’s financial statements.

The following table sets forth Ecopetrol’s consolidated ratio of earnings to fixed charges for the period ended December 31, 2008, 2007 and 2006, in accordance with U.S. GAAP (expressed in millions of pesos).

	Consolidated
Period	December 2008	December 2007	December 2006
Pre-tax income before minority interest	13,427,443	8,710,648	7,765,863
Income from equity investees	(401,340)	(748,159)	(22,483)
Loss from equity investees	-	-	-
Dividends from unconsolidated subsidiaries	(39,472)	(25,387)	(36,093)
Pre-tax income before adjustments for minority interests and income (loss) from equity investees	12,986,631	7,937,102	7,707,287
Fixed Charges	92,082	69,246	79,715
Pre-tax income before adjustments for minority interests and income (loss) from equity investees plus fixed charges	13,078,713	8,006,348	7,787,002

Fixed Charges
Interest Expenses	75,228	54,783	68,881
Interest Capitalized	0	1,228	1,635
Estimated interest within rental expense	16,854	13,235	9,199
Total Fixed Charges	92,082	69,246	79,715

Ratio of Earnings to fixed charges	142.03	115.62	97.69
 Source: Ecopetrol’s financial statements.